Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ARMO BioSciences, Inc. 2018 Equity Incentive Plan, the ARMO BioSciences, Inc. 2012 Stock Plan, and the ARMO BioSciences, Inc. 2018 Employee Stock Purchase Plan of ARMO BioSciences, Inc. of our report dated March 30, 2017 (except for Note 2, under the heading Reverse stock split, as to which the date is January 16, 2018), with respect to the financial statements of ARMO BioSciences, Inc. for the year ended December 31, 2016, included in the Registration Statement (Form S-1, No. 333-222371) and related Prospectus of ARMO BioSciences, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

January 25, 2018